Exhibit 8.1
May 26, 2009
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel for Spectra Energy Partners, LP (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated May 20, 2009 (the “Prospectus Supplement”) and the Prospectus dated May 18, 2009 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-158097) (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Considerations” in the Prospectus Supplement and “Material Tax Consequences” in the Prospectus (together, the “Discussions”).
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Material Tax Considerations” and (ii) as of the effective date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).
     We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

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